EXHIBIT 99.1

John D. Milton, Jr.             904/355-1781, Ext. 258
Executive Vice President, Treasurer & CFO

_______________________________________________________
      FLORIDA ROCK INDUSTRIES, INC. ANNOUNCES
       FOURTH QUARTER AND FISCAL 2003 RESULTS

JACKSONVILLE, FLORIDA:  NOVEMBER 12, 2003 - FLORIDA ROCK
INDUSTRIES, INC. (NYSE-FRK) today announced fourth quarter net earnings of $23,934,000 and fiscal 2003 net earnings of $75,934,000. The fourth quarter earnings equated to $ .82 per diluted share versus $ .72 for the fourth quarter of fiscal 2002, an increase of 13.9%. The Company's earnings per diluted share for the 2003 year amounted to $2.61 as compared to $2.38 per diluted share for fiscal 2002, an increase of 9.7%.

FOURTH QUARTER RESULTS. For the fourth quarter ended September 30, 2003, total sales increased 19.2% to $220,085,000 versus $184,631,000 during the fourth quarter of 2002. Correspondingly, gross profit rose during the fourth quarter to $55,686,000 from $46,292,000 in 2002 an increase of 20.3%. Fourth quarter operating profit increased 10.5% to $34,648,000 versus $31,352,000 in fourth quarter
2002. Countering the trend for the full 2003 fiscal year, both volumes and revenues in all three segments were significantly greater than the fourth quarter of 2002. Specifically, aggregate volumes increased some 11% from the fourth quarter of 2002 and ready mix concrete yardage some 6.3% over the 2002 fourth quarter.

FISCAL YEAR RESULTS. Despite aggregates volume declines for the fiscal year of approximately 1.6% and ready mix concrete yardage declines of approximately 4%, fiscal 2003 sales increased 3.1% to $746,059,000 from $723,724,000 in fiscal 2002. The Tampa and Port Manatee, Florida operations acquired in August, 2003 contributed sales of $12,534,000 in the fourth quarter. Excluding these sales from the new acquisitions, the increase over fiscal 2002 was 1.4%. For fiscal 2003, gross profit increased 6.8% and gross margin increased to 25.2% of sales as compared to 24.4% in fiscal
2002. Fiscal 2003 operating profit rose to $112,299,000 from $106,447,000 in 2002, an increase of 5.5%.

Selling, general and administrative expenses ("SG&A
Expenses") increased to 10.7% of sales during fiscal 2003 as compared to 10.0% for fiscal 2002. These SG&A Expenses increased primarily as a result of higher profit sharing and management incentive programs (which are directly linked to profitability before real estate gains), new site permitting costs, higher insurance costs and depreciation expense and a contribution to a Florida state scholarship program which qualifies as a full credit against state income tax liabilities in Florida. Net interest expense was a positive $659,000 for fiscal 2003 versus a negative
$2,412,000 for fiscal 2002.

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Commenting on the fourth quarter and fiscal 2003 results,
President and CEO, John Baker, stated, "While our Florida markets have generally been robust throughout 2003 with comparatively strong demand for all of our products, the fourth quarter brought a significant rebound to demand in our mid-Atlantic markets for both aggregates and concrete.
We are pleased that our newly acquired cement importation and grinding facilities in Tampa and Port Manatee, Florida contributed positively to our fourth quarter performance and our Newberry cement plant operation achieved its best year ever with a better than 50% improvement in financial performance over 2002. Once again our people have achieved significant improvements in productivity enabling Florida
Rock Industries to report its best operating results ever in the fourth quarter of 2003 and its best earnings year ever for fiscal 2003."

SUBSEQUENT EVENTS. Earlier today the Company closed all remaining installments of its sale to U.S. Home of its former Naples, Florida quarry site. Gross proceeds of the sale were $20,250,000 resulting in a gain of approximately $12,900,000.

OUTLOOK. On the brighter side, residential construction continues strong in most of the Company's markets. Commercial construction appears to be leveling off at current levels with no really strong signals of a rebound. Highway construction spending in our Florida markets continues to be quite strong but state budgetary constraints in our other markets are restraining any improvement in highway construction activity.

The Company also will host a conference call at 10:00 a.m.
E.ST. on Thursday, November 13, 2003. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-682-4386 (security code FLORIDA ROCK), or via the Internet through the Conference America, Inc.
website at http://www.yourcall.com/real/players/frk111303.smil or via the Company's website at www.flarock.com. If using the Company's website, click on Investor Relations - Florida Rock Industries, Inc. Conference Stream. There will be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Florida Rock Industries, Inc. is one of the nation's leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.


Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission

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             FLORIDA ROCK INDUSTRIES, INC.
      Summary of Consolidated Sales and Earnings
    (Amounts in thousands except per share amounts)
                      (Unaudited)

FOR THE QUARTER AND TWELVE MONTHS ENDED SEPTEMBER 30

                         THREE MONTHS ENDED  TWELVE MONTHS ENDED

                              2003      2002     2003     2002
                              _____     _____    _____    _____
Net Sales                 $ 214,517   180,593  728,674  707,459
Freight Revenues              5,568      4,038  17,385   16,265
                              _____      _____  ______   ______

     Total Sales            220,085    184,631 746,059  723,724

Gross Profit                 55,686    46,292  188,272  176,290
Operating Profit             34,648    31,352  112,299  106,447
Interest Income/Expense (net)   401      (59)      659  (2,412)
Other Income/Expense (net)    1,526     1,081    3,350    2,285
Income before taxes          36,575    32,374  116,308  106,320
Net Income                $  23,934    20,978   75,934   68,895

Earnings per common share:
Basic                         $ .83       .73     2.65     2.42
Diluted                       $ .82       .72     2.61     2.38

Weighted average shares
  outstanding:
Basic                        28,693    28,570   28,631   28,415
Diluted                      29,227    28,983   29,095   28,953


             FLORIDA ROCK INDUSTRIES, INC.
                 Balance Sheet Data
               (Amounts in thousands)
                     (Unaudited)

                         SEPTEMBER 30, 2003  SEPTEMBER 30, 2002
Cash and cash equivalents        $   38,135               3,845
Accounts receivable, net            106,954              82,919
Inventories                          37,079              31,571
Other current assets                  7,926               8,252
Property, plant and equipment,
 net                                489,778             490,734
Other non-current assets            206,282             116,028
                                   _________            _______
   TOTAL ASSETS                   $ 886,154             733,349
                                  _________             _______
                                  _________             _______

Current liabilities              $   95,723              87,181
Long-term debt (excluding
  current maturities)               118,964              43,695
Deferred income taxes                65,907              62,430
Other non-current liabilities        31,138              29,396
Shareholders' equity                574,422             510,647
                                   ________             _______

  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY          $ 886,154             733,349
                                  _________             _______
                                  _________             _______


             FLORIDA ROCK INDUSTRIES, INC.
                   Business Segments
                (Amounts in thousands)
                      (Unaudited)

The Company has identified its business segments as Aggregates, Concrete Products, Cement and Calcium Products.
All of the company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:

                       THREE MONTHS ENDED    TWELVE MONTHS ENDED
                          SEPTEMBER 30          SEPTEMBER 30

                           2003     2002       2003        2002
                           ____     ____       ____        ____
Net Sales, excluding
 freight
   Aggregates        $   73,759   64,827    253,112     247,441
   Concrete products    137,411  123,077    491,960     488,276
   Cement and calcium    27,955   13,623     72,427      52,204
   Inter-segment sales (24,608) (20,934)   (88,825)    (80,462)
                       ________  _______   ________    ________

Total Net Sales,
  excluding freight   $ 214,517  180,593    728,674     707,459

Operating Profit
   Aggregates         $  18,019   19,115     64,755      58,724
   Concrete products     11,804   12,653     37,341      47,294
   Cement and calcium     8,346    4,410     22,394      12,875
   Corporate overhead   (3,521)  (4,826)   (12,191)    (12,446)
                        _______  _______   ________    ________


Total Operating
  Profit              $  34,648   31,352    112,299     106,447
                      _________   ______    _______     _______
                      _________   ______    _______     _______


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